Exhibit 23








                   Independent Auditors' Consent



  The Board of Directors
  Cerner Corporation:


  We consent to incorporation by reference in the Registration Statements (No. 33-56868, No. 33-55082, No. 33-41580, No. 33-
  39777, No. 33-39776, No. 33-20155, and No. 33-15156) on Form
  S-8 and Registration Statement No. 33-72756 on Form S-3 of Cerner Corporation of our reports, dated February 3, 1999, relating to the consolidated balance sheets of Cerner Corporation as of January 2, 1999 and January 3, 1998 and the related consolidated statements of earnings, changes in equity, and cash flows and related schedule for each of the years in the three-year period ended January 2, 1999, which reports are incorporated herein by reference or are included herein.

                             KPMG LLP

  Kansas City, Missouri
  April 2, 1999